Exhibit 99.1

NEWS RELEASE

Contact:	Connie Chandler
Investor Relations
Tele: 714-573-1121
Email: investor_relations@mflex.com

M-FLEX RECEIVES NOTICE FROM SINGAPORE SECURITIES INDUSTRY

COUNCIL DENYING ITS APPLICATION TO WITHDRAW THE VOLUNTARY

GENERAL OFFER FOR MFS TECHNOLOGY LTD

M-FLEX INTENDS TO APPEAL DECISION

Anaheim, CA, August 25, 2006 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, announced today that the Singapore Securities Industry Council (the “SIC”) has denied M-Flex’s application to withdraw its proposed voluntary general offer (the “Offer”) for all of the outstanding ordinary shares of MFS Technology Ltd. M-Flex intends to appeal the decision immediately.

As previously announced, the independent special committee of the board of directors of M-Flex (the “Special Committee”) has withdrawn its recommendation for the Offer. The Special Committee has determined that under the current terms the Offer is contrary to the best interests of M-Flex and its unaffiliated stockholders. The Special Committee strongly recommends that M-Flex’s stockholders vote against the Offer. The Special Committee based its determination on a number of factors, including significant decreases in MFS’ net sales and net income for the third quarter of fiscal year 2006 as announced by MFS on August 7, 2006.

While the Special Committee recommends against the Offer, M-Flex has not yet formally withdrawn the Offer and requires SIC consent to withdraw the Offer under Singapore law. As a result of the change of recommendation by the Special Committee, M-Flex applied to the SIC to withdraw the Offer so that M-Flex would not be required to incur the substantial expense and distraction of convening a stockholders’ meeting in order to vote on a transaction that its Special Committee and management do not support. The application was denied by the SIC; however, M-Flex intends to appeal such denial. Assuming the SIC grants M-Flex’s application to withdraw the Offer, M-Flex will also withdraw the Form S-4 registration statement that was filed on June 27, 2006, with the U.S. Securities and Exchange Commission in connection with the Offer. If the SIC does not grant such application, M-Flex may be required to convene a stockholders’ meeting for the purpose of voting on the Offer. The closing of the Offer is conditioned on the approval of M-Flex’s stockholders, including those stockholders holding a majority of M-Flex’s shares entitled to vote other than shares held by WBL Corporation Limited and its affiliates (i.e., a majority of the minority).

M-Flex intends to continue discussions with the SIC with respect to its application to withdraw the Offer and will provide a further update once those discussions are resolved.

About M-Flex

M-Flex (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the company’s products include mobile phones and smart mobile devices, personal digital assistants, mobile power adapters, medical devices, computer/data storage, and portable bar code scanners. M-Flex completed its initial public offering in June 2004, and its common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding M-Flex’s ability to withdraw the offer under the rules and regulations of the SIC and thus avoid a stockholders’ vote on the Offer. Additional forward-looking statements include, but are not limited to, any statement which is preceded by the words “assume,” “will,” “plan,” “expect,” “estimate,” “aim,” “intend,” “project,” “anticipate,” or similar words. Actual events or results may differ materially from those stated or implied by the company’s forward-looking statements as a result of a variety of factors. These forward-looking statements represent the company’s judgment as of the date of this news release. The company disclaims any intent or obligation to update these forward-looking statements.

Additional Information and Where to Find It

M-Flex has not yet commenced any offer for the shares of MFS. The offer, if made, will be made only pursuant to the Offer Document/Prospectus included in the Registration Statement on Form S-4 (the “S-4”) that was filed with the U.S. Securities and Exchange Commission (“SEC”) on June 27, 2006, which also contains a proxy statement with respect to the special stockholders meeting to be held by M-Flex. Information contained in this news release is not a substitute for the information contained in the S-4 or any other relevant document that M-Flex may file with the SEC. Stockholders and investors are urged to read the S-4 and any other relevant document filed with the SEC when they become available, and before making any voting or investment decision, because such documents will contain important information, including detailed risk factors about M-Flex, MFS and the proposed transaction. These documents are or will be available free of charge at the SEC’s website (www.sec.gov) or by directing a request for such a filing to M-Flex at 3140 East Coronado Street, Anaheim, California, 92806, Attention: Investor Relations, or by telephone at (714) 573-1121, or by email to investor_relations@mflex.com, or through M-Flex’s website (www.mflex.com) as soon as reasonably practicable after such material is filed with or furnished to the SEC. This information also will be available on the website of the Singapore Securities Exchange Trading Limited at www.sgx.com.

M-Flex, MFS and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from M-Flex stockholders in connection with the proposed transaction. Information about the directors and executive officers of M-Flex and their ownership of M-Flex stock is set forth in the proxy statement for M-Flex’s 2006 Annual Meeting of Stockholders. Information about the directors and executive officers of MFS and their ownership of MFS shares is set forth in the annual report of MFS. Investors may obtain additional information regarding the interests of such participants by reading the S-4.

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